Exhibit No. 8

Zoloto Resources Ltd.

List of Subsidiaries

Item	Jurisdiction of Incorporation	Doing Business As

1.	Russian Federation – Irkutsk	ZAO Baykal Gold
2.	Russian Federation – Chukotka	ZAO Chukot Gold